Exhibit 10.1

BIG TREE CLOUD HOLDINGS LIMITED

Building B4, Qianhai Shengang Fund Town

Nanshan District, Shenzhen, China 518052

__________, 2026

[Director Name]

[Director Address]

Re: Director Offer Letter

Dear Mr./Ms. [Director Name]:

BIG TREE CLOUD HOLDINGS LIMITED, a Cayman Islands company (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”). We are very impressed with your credentials, and we look forward to your future success in this role.

This letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.	Term. Subject to the approval of the Board of Directors of the Company, this Agreement shall have an initial term of two (2) years, commencing on the closing date (the “Appointment Date”) of the transaction contemplated by the merger agreement by and among the Company, Big Tree Cloud International Group Limited, Big Tree Cloud Merger Sub I Limited, Big Tree Cloud Merger Sub II Inc., and Guangdong Dashuyun Investment Holding Group Co., Ltd., dated October 9, 2023. Your term as director shall continue subject to the provisions in Section 7 below or until your successor is duly elected and qualified.

2.	Services. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone. Should you be elected to serve on a committee of the Board, you shall be required to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3.	Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.	Compensation.

4.1.	Cash. Commencing on the Appointment Date, and upon each anniversary thereof that you remain a director, you shall receive cash compensation of $60,000 for each calendar year of service under this Agreement on a pro-rated basis. Notwithstanding the foregoing to the contrary, all fees are subject to approval and/or change as deemed appropriate by the Compensation Committee of the Board. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.2.	Equity Grants. Commencing on the Appointment Date, and upon each anniversary thereof that you remain a director (the “Grant Date”), you shall receive such number of the Company’s Class A ordinary as is determined by dividing (i) $20,000 by (ii) the average closing price of the Company’s Class A ordinary shares for the third-day period ending on the Grant Date.

5.	No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.	Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1.	Definition. For purposes of this Agreement, the term “Confidential Information” means:

a.	Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b.	Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.	By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

6.2.	Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a.	Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.	Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c.	Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

6.3.	Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation, as provided in Section 7 herein.

6.4.	No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 6.4 shall survive termination of this Agreement.

6.5.	Price Sensitive Information. You acknowledge that in the course of carrying out the services pursuant to this Agreement you may receive Confidential Information, including “price sensitive information” affecting the Company. Any disclosure, communication, use or misuse of price sensitive information may have very serious implications for the Company and/or you, including possible criminal prosecution and possible civil actions against you. You acknowledge that the Company has the right to terminate this Agreement without notice if you disclose, communicate, use or misuse price sensitive information without the prior written consent of the Board except to the extent that you are required by law to disclose, communicate or use it.

7.	Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason or you may also terminate your membership on the Board for any or no reason except as provided in the Company’s Memorandum and Articles of Association, as amended from time to time. Upon the effective date of the termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company), if application, that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or resignation.

8.	Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

9.	Governing Law; Resolution of Disputes. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of New York applicable to agreements made. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Administered Arbitration Rules of HKIAC then in effect. The arbitration tribunal shall consist of three arbitrators to be appointed by Hong Kong International Arbitration Centre. The language of the arbitration shall be English.

10.	Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[SIGNATURE PAGE TO FOLLOW]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

BIG TREE CLOUD HOLDINGS LIMITED

By:
Name:
Title:

Agreed to and accepted:

By:
[Director Name]